Filed Pursuant to 424(b)(3)

Registration No. 333-105683

PROSPECTUS

Offer to Exchange

5.25% Senior Notes, Series B, due March 31, 2008

Which Have Been Registered Under the Securities Act of 1933

for

Any and All of its Outstanding

5.25% Senior Notes, Series A, due March 31, 2008

We are offering to exchange an aggregate principal amount of up to $150,000,000 of 5.25% Senior Notes, Series B, due March 31, 2008, which have been registered with the SEC for a like amount of our outstanding $150,000,000 5.25% Senior Notes, Series A, due March 31, 2008. When we refer to “exchange notes,” we are referring to the exchange 5.25% Senior Notes, Series B, due March 31, 2008 registered with the SEC. When we refer to “original notes” we are referring to the outstanding 5.25% Senior Notes, Series A, due March 31, 2008.

The exchange offer will expire at 5:00 p.m., Eastern time, on August 14, 2003, unless extended.

The terms of the exchange notes are substantially identical to the terms of the original notes, except for transfer restrictions, registration rights and additional interest provisions relating to the original notes. There is no existing market for the exchange notes to be issued, and we do not intend to apply for their listing on any securities exchange or automated quotation system.

We will not receive any proceeds from the exchange offer.

You may withdraw your tender at any time prior to the expiration date of the exchange offer. This prospectus and the letter of transmittal are first being mailed to all holders of the original notes on or about July 15, 2003.

See the section entitled “ Risk Factors” on page 7 for a discussion of the risks that you should consider prior to tendering your original notes for exchange.

The notes are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the SEC nor any state securities commission or regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 15, 2003.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the “Securities Act.” This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should rely only upon the information contained in, or incorporated into, this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the exchange notes in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this document is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. See “Documents Incorporated by Reference.” You may request a copy of these incorporated filings, without charge, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in the document that this prospectus incorporates. You may request copies by writing or telephoning Greater Bay Bancorp, 400 Emerson Street, 3rd Floor, Palo Alto, California 94303, Attention: Corporate Secretary, telephone (650) 813-8200. See “Documents Incorporated by Reference” and “Where You Can Find More Information” To obtain timely delivery, you must request the information no later than August 7, 2003, five business days before the exchange offer expires.

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SUMMARY

This summary provides a brief overview of the key aspects of Greater Bay Bancorp and the exchange notes. For more complete information on Greater Bay Bancorp and its financial statements, and a more complete understanding of the terms of the exchange notes, before making your investment decision, you should carefully read this prospectus and the documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Greater Bay Bancorp

Greater Bay Bancorp is a financial holding company headquartered in Northern California. We have 11 bank subsidiaries operating a total of 45 banking offices: Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce, and San Jose National Bank. In addition, we own ABD Insurance and Financial Services (“ABD”), which provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States. We provide a wide range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professionals and other individuals. We operate community banking offices throughout the San Francisco Bay Area including the Silicon Valley, San Francisco and the San Francisco Peninsula, the East Bay, Santa Cruz, Marin, Monterey and Sonoma Counties.

We also conduct business through the following divisions: CAPCO, Greater Bay Bank Contra Costa Region, Greater Bay Bank Fremont Region, Greater Bay Bank Carmel, Greater Bay Bank Marin, Greater Bay Bank Santa Clara Valley Group, Greater Bay Bank SBA Lending Group, Greater Bay Corporate Finance Group, Greater Bay International Banking Division, Greater Bay Trust Company, Matsco, Pacific Business Funding and the Venture Banking Group.

In addition to these divisions, we have the following subsidiaries which issued trust preferred securities and purchased Greater Bay’s junior subordinated deferrable interest debentures: GBB Capital II, GBB Capital III, GBB Capital IV, GBB Capital V, GBB Capital VI, and GBB Capital VII. We also created CNB Investment Trust I, CNB Investment Trust II, MPB Investment Trust, and SJNB Investment Trust, all of which are Maryland real estate investment trusts and wholly owned subsidiaries of Cupertino National Bank, Mid-Peninsula Bank, and San Jose National Bank, respectively. These entities were formed in order to provide flexibility in raising capital.

At March 31, 2003, we had total assets of $8.0 billion, total loans, net of deferred fees, but before loan loss reserves, of $4.7 billion and total deposits of $5.5 billion. The capital ratios of Greater Bay Bancorp and each of its subsidiary banks continue to be above the well-capitalized guidelines established by the bank regulatory agencies. At March 31, 2003, we had 1,712 full-time employees.

Regional Community Banking Philosophy

In order to meet the demands of the increasingly competitive banking and financial services industries, we operate under a “Regional Community Banking Philosophy.” Our Regional Community Banking Philosophy is based on our belief that banking clients value doing business with locally managed banking offices that can provide a full service commercial banking relationship through an understanding of the clients’ financial needs and the flexibility to deliver customized solutions through our menu of products and services. We also believe that banks which affiliate with Greater Bay and implement our Regional Community Banking Philosophy are better able to build successful client relationships, as the holding company provides cost effective administrative support services while promoting local autonomy and flexibility in serving client needs.

Our banking subsidiaries have established strong reputations and client followings in their market areas through attention to client service and an understanding of client needs. The banks’ reputations are the result of our relationship managers’ service efforts. The primary focus for the banks’ relationship managers is to cultivate and nurture their client relationships. Relationship managers are assigned to each borrowing client to provide continuity in the relationship. This emphasis on personalized relationships requires that all of the relationship managers maintain close ties to the communities in which they serve, so they are able to capitalize on their efforts through expanded business opportunities for the banks.

While client service decisions and day-to-day operations are locally maintained, Greater Bay provides our banking offices expanded client support services, such as increased client lending capacity, business cash management, international trade finance services, and business insurance products. In addition, Greater Bay provides centralized administrative functions, including support in credit policy formulation and review, investment management, data processing, accounting, loan servicing and other specialized support functions. All of these centralized services are designed to enhance the ability of the relationship manager to expand their client relationship base.

Our Goals

We strive toward six primary goals. These goals are:

•	High Credit Quality. Our non-performing asset levels continue to be consistent with our peer group. We have also implemented tighter underwriting standards and more aggressive management of non-accruals to adjust for the current economy.

•	Core Deposit Growth. We strive to expand our deposit franchise internally through market penetration and cross-selling as part of our relationship banking model.

•	Net Interest Margin. Though declining rates have resulted in margin compression, we have eased the compression with our interest rate risk mitigation strategy and client relationship pricing initiatives. We manage our allocation of assets and liabilities so as to take advantage of anticipated changes in interest rates without putting either our future earnings or the market value of our portfolio equity at risk from unanticipated interest rate changes.

•	Non-Interest Income. We want to increase the percentage of our total revenues derived from fee income. The ABD acquisition increased our non-interest income as a percentage of revenues from 12.9% during 2001 to 31.4% during 2002.

•	Efficiency. We continue to actively manage our efficiency ratio by reducing expenses and increasing individual productivity while always ensuring quality client service levels are maintained.

•	Relationship Management. This value proposition continues to benefit our clients and our shareholders. As a market differentiator, the close relationship with a knowledgeable banker who has the expertise and authority to make client decisions appeals to business owners, managers and executives who demand a greater level of service.

Corporate Growth Strategy

Our primary goal is to become the preeminent independent financial services company in Northern California. Our primary business strategy is to focus on increasing our market share within the communities we serve through continued internal growth.

Greater Bay was formed as the result of the November 1996 merger of Cupertino National Bancorp and Mid-Peninsula Bancorp. Mid-Peninsula Bancorp was originally incorporated in 1984. On consummation of the merger, Mid-Peninsula Bancorp changed its name to Greater Bay Bancorp.

* * *

Our principal executive offices are located at 2860 West Bayshore Road, Palo Alto, California 94303, and our telephone number is (650) 813-8200. Our website is www.gbbk.com. None of the information on or hyperlinked from our website is incorporated by reference into this prospectus.

The Exchange Offer

On March 24, 2003 we completed the private offering of $150,000,000 aggregate principal amount of original notes in a transaction exempt from registration under the Securities Act. Simultaneously with that transaction, we entered into a registration rights agreement with the initial purchasers of the original notes, in which we agreed to deliver this prospectus to you and complete this exchange offer for the original notes. Below is a summary of the exchange offer.

The Exchange Offer

We are offering $150,000,000 of exchange notes for a like amount of original notes. Original notes may be tendered for exchange in denominations of $1,000 in principal amount and integral multiples of that amount. However, any original notes represented by physical certificates must be tendered in aggregate principal amount of $100,000 or any integral multiple of $1,000 in excess of $100,000, provided that if any original notes represented by physical certificates are tendered for exchange in part, the untendered principal amount thereof must be $100,000 or any integral multiple of $1,000 in excess thereof.

In order to be exchanged, an original note must be properly tendered and accepted. As of the date of this prospectus there are $150,000,000 principal amount of original notes outstanding. For a description of the procedures for tendering original notes, please read “The Exchange Offer—Procedures for Tendering Original Notes.”

Expiration Date	The exchange offer expires at 5:00 p.m., Eastern time, on August 14, 2003 unless extended in our sole discretion.

Terms of the Exchange Offer	We reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the original notes, (ii) to terminate the exchange offer if certain specified conditions have not been satisfied, (iii) to extend the expiration date of the exchange offer and retain all original notes tendered as a result of the exchange offer, subject, however, to the right of holders of original notes to withdraw their tendered original notes, or (iv) to waive any condition or otherwise amend the terms of the exchange offer in any respect.

Procedures for Tendering Original Notes	Certain brokers, dealers, commercial banks, trust companies and other nominees who hold original notes through The Depository Trust Company, or DTC, must effect tenders by book-entry transfer through DTC’s Automated Tender Offer Program, or ATOP. Beneficial owners of original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender original notes under the exchange offer. Tendering holders of original notes that do not use ATOP must complete and sign a letter of transmittal in accordance with the instructions contained in such letter and forward the same by mail, facsimile transmission or hand delivery, together with any other required documents, to the exchange agent, either with the certificates of the original notes to be tendered or in compliance with the specified procedures for guaranteed delivery of original notes. Tendering holders of original notes that use ATOP will, by so doing, acknowledge that they are bound by the terms of the letter of transmittal. Letters of transmittal and certificates representing original notes should not be sent to us. Such documents should only be sent to the exchange agent.

Withdrawal Rights	You may withdraw tenders of original notes at any time on or prior to the expiration date by delivering a written notice of such withdrawal to the exchange agent in conformity with certain procedures as set forth under “The Exchange Offer—Withdrawal Rights.”

Resales of Exchange Notes	Based on interpretations by the SEC staff, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer, without further registration under the Securities Act, or any prospectus delivery requirement as long as you accurately make the representations listed under “The Exchange Offer—Resales of Exchange Notes.” If you are a broker-dealer that acquired original notes as a result of market-making or other trading activities, you must deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Exchange Agent	The exchange agent with respect to the exchange offer is Wilmington Trust Company. The address, telephone and facsimile number of the exchange agent are set forth in “The Exchange Offer—Exchange Agent” and in the letter of transmittal.

Material Federal Income Tax Considerations	The exchange of original notes for exchange notes will not be a taxable exchange for federal income tax purposes, and you should not recognize any taxable gain or loss or any interest income as a result of such exchange.

ERISA Considerations	You should review the information set forth under “Material ERISA Considerations” prior to tendering original notes in the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes.

The Exchange Notes

The terms of the exchange notes and the original notes are identical in all material respects, except:

•	the exchange notes will have been registered with the SEC and will not contain transfer restrictions and registration rights that relate to the original notes; and

•	the exchange notes will not contain provisions relating to the payment of additional interest to the holders of the original notes under the circumstances related to the registration of the original notes and the timing of the exchange offer.

When we refer to “notes” in this prospectus, we are referring to both the original notes and the exchange notes. A brief description of the material terms of the exchange notes follows.

Issuer	Greater Bay Bancorp.

Securities Offered	Up to $150,000,000 aggregate principal amount of 5.25% Senior Notes, Series B, due March 31, 2008, which have been registered under the Securities Act. The exchange notes will be issued as were the original notes under the indenture dated as of March 24, 2003 between us and Wilmington Trust Company, as trustee. The exchange notes and any original notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in aggregate principal amount have taken certain actions or exercised certain rights under the indenture.

Maturity Date	March 31, 2008.

Interest

Interest will accumulate on the exchange notes from the date we issued the original notes and will be paid semi-annually on March 31 and September 30 of each year beginning September 30, 2003 at a rate of 5.25% per annum.

The record dates will be the 15th calendar day immediately preceding the relevant interest payment date. If the exchange offer is consummated on or before the first record date, September 14, 2003, then each exchange note will pay interest from and after March 24, 2003 and no interest will be paid on any original note tendered for an exchange note. However, if the exchange offer is consummated after September 14, 2003, interest will be paid on the original notes accumulated from and after March 24, 2003 through September 30, 2003, and interest will be paid on the exchange notes from and after September 30, 2003. Because of the foregoing procedures regarding interest, the amount of the interest received by holders whose original notes are accepted for exchange will not be affected by the exchange.

Ranking	The exchange notes will be Greater Bay’s unsecured unsubordinated obligations and will rank equally with all of our other unsecured unsubordinated indebtedness. The exchange notes will be effectively subordinated to all of our secured indebtedness to the extent of the assets so securing such indebtedness and all indebtedness and other liabilities, including trade payables, of our subsidiaries. Excluding the original notes, as of March 31, 2003, Greater Bay had approximately $74 million of unsecured unsubordinated debt outstanding and $30 million of secured unsubordinated debt outstanding (at the holding company level).

Redemption	The exchange notes are not subject to redemption at our option or repayment at the option of the holders, in whole or in part, prior to maturity.

Restrictive Covenants	We will issue the exchange notes under the same indenture under which the original notes were issued. The indenture among other things, restricts our ability to:

• dispose of shares of voting stock of our bank and certain other subsidiaries; and

• create or permit a lien to exist upon capital stock of our bank and certain other subsidiaries.

Exceptions to these limitations are described in “Description of the Exchange Notes—Limitations on Sale, Issuance or Other Disposition of Voting Stock of our Bank and Certain Other Subsidiaries” and “Description of the Exchange Notes—Limitations Upon Liens on Capital Stock of our Bank and Certain Other Subsidiaries.”

Rating	The exchange notes have been rated Baa3 by Moody’s Investors Services, BBB– by Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc. and BBB– by Fitch, Inc. We cannot assure you these ratings will not change in the future.

Risk Factors	You should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate specific factors set forth under “Risk Factors” for an explanation of certain risks of tendering the original notes for exchange and investing in the exchange notes.

RISK FACTORS

In addition to the other information in this prospectus, including the matters addressed in “A Warning about Forward-Looking Information,” you should carefully consider the matters described below before deciding whether to tender original notes in this exchange offer.

Risk Factors Relating to the Exchange Offer

You may have difficulty selling the exchange notes because there is no existing trading market for them.

The exchange notes are being offered to the holders of the original notes, which were issued on March 24, 2003 to a small number of investors. There is no existing trading market for the exchange notes. We do not intend to apply for listing or quotation of the exchange notes on any securities exchange or for quotation through The Nasdaq Stock Market, Inc. and no one has informed us that they intend to make a market in the exchange notes. Consequently, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. As a result, the market price of the exchange notes could be adversely affected.

Certain holders may need to comply with the registration and prospectus delivery requirements of the Securities Act.

Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided the holder acquired the exchange notes in the ordinary course of its business and has no arrangement or other understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on the applicable interpretations of the SEC staff and must therefore comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Any broker-dealer that (1) exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes or (2) resells exchange notes that were received by it for its own account in the exchange offer may be deemed to have received restricted notes and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive exchange notes in the exchange offer if the exchange offer procedure is not followed.

We will issue the exchange notes in exchange for your original notes only if you tender the original notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If you are the beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf.

Risk Factors Relating to the Exchange Notes

If our subsidiaries are unable to pay dividends to us, we may not be able to make payments due on the exchange notes on their interest payment dates and at maturity.

We will be required to make cash payments on the exchange notes on their interest payment dates and at their maturity. However, it is possible that we will not have sufficient funds at those times to make the required payments on the exchange notes, and that we will not be able to arrange financing to make the payments in cash.

We are a financial holding company and almost all of our operating assets are owned by our subsidiaries. We rely primarily on dividends from our subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Dividend payments from the banks are subject to regulatory limitations, generally based on current and retained earnings, imposed by the various regulatory agencies with authority over each of the banks. Payment of dividends by the banks is also subject to each of the bank’s profitability, financial condition and capital expenditures and other cash flow requirements. Bank regulatory agencies have authority to prohibit the banks or Greater Bay from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the banks or Greater Bay, could be deemed to constitute an unsafe or unsound practice.

Under the prompt corrective action provisions of the Federal Deposit Insurance Act, the banks are prohibited from making capital distributions, including the payment of dividends, if, after making any capital distribution, the institution would become undercapitalized as defined under the Federal Deposit Insurance Act. As of March 31, 2003, approximately $81.2 million is available for the payment of dividends to us by our subsidiaries without approval from the bank regulatory authorities.

In addition to regulatory restrictions on the payment of dividends, the banks are subject to significant restrictions imposed by federal law on any extensions of credit they make to their affiliates and on investments in stock or other securities of their affiliates. We are considered an affiliate of the banks. These restrictions prevent affiliates of the banks, including us, from borrowing from the banks, unless various types of collateral secure the loans. Federal law limits the aggregate amount of loans to, and investments in, any single affiliate to 10% of each bank’s capital stock and surplus and also limits the aggregate amount of loans to, and investments in, all affiliates to 20% of each bank’s capital stock and surplus.

Although we refer to the exchange notes as senior notes, they will be effectively subordinated to our secured debt and are effectively subordinate to the claims of all creditors of our subsidiaries and our funds might be exhausted before any payment could be made to holders of the notes.

The exchange notes will rank junior to any of our secured debt and are also effectively junior to any claims of creditors of our subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of Greater Bay, our assets that secure secured debt will be available to pay obligations on the notes only after that secured debt has been repaid in full from these assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. At March 31, 2003, we had a $60 million secured line of credit facility of which $0 was outstanding. The credit facility is secured by a pledge of all of the stock of Mid-Peninsula Bank. At March 31, 2003, we had a $30 million secured loan, of which $30 million was outstanding. The loan is secured by a pledge of all of the stock of Coast Commercial Bank.

Although the indenture contains certain limitations on Greater Bay’s ability to pledge the stock of its bank subsidiaries and certain intermediate holding companies to secure its obligations, such limitations do not limit Greater Bay’s ability to pledge stock as collateral for the credit facilities described above or for any other obligations for which Greater Bay may pledge stock consistent with the limitations contained in the indenture. For more information about the limitations contained in the indenture see “Description of the Notes—Limitations on Sale, Issuance or Other Disposition of Voting Stock of our Bank and Certain Other Subsidiaries, and—Limitations Upon Liens of Capital Stock of our Bank and Certain Other Subsidiaries,” If we default on any obligations which are secured by such stock, then the related lenders may take possession of such stock, which, in turn, could have an adverse effect on our business, financial condition and results of operations.

Additionally, as a holding company, our right to receive any distributions of assets of any subsidiary, upon that subsidiary’s liquidation or reorganization or otherwise (and thus your right to benefit indirectly from such distribution), is subject to that subsidiary’s creditors’ prior claims, except to the extent we are also recognized as a creditor of that subsidiary. For example, if any of our subsidiary banks is liquidated or reorganized, depositors of such bank would have the right to receive payment in full from that bank before we received any payment. At March 31, 2003, our subsidiaries had total borrowings of $1.1 billion and $5.5 billion of deposit liabilities.

Our credit ratings may not reflect all risks of any investment in the exchange notes.

The credit ratings of our exchange notes may not reflect the market for, or value of, your notes. In addition, actual or anticipated changes in our credit ratings will generally affect any market for, or value of, your exchange notes.

A WARNING ABOUT FORWARD-LOOKING INFORMATION

Discussions of certain matters contained in this prospectus and incorporated herein by reference may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and as such, may involve risks and uncertainties. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision. You can generally identify forward-looking statements as statements containing the words “will,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume” or other similar expressions. Our actual results, performance and achievements may differ materially from the results, performance and achievements expressed or implied in such forward-looking statements. The discussion under “Risk Factors” identifies some of the factors that might cause such a difference.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Actual results may differ from expectations due to many factors beyond our ability to control or predict, including those described below, and in documents incorporated by reference in this prospectus. For these statements, Greater Bay claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

We undertake no obligation to publicly update any forward-looking information. You are advised, however, to consult any additional disclosure we make in our periodic reports filed with the SEC. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table presents our selected consolidated financial data as follows:

•	the financial data as of and for the three months ended March 31, 2003 and 2002 have been derived from our unaudited consolidated quarterly financial statements which, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments considered necessary for a fair presentation; and

•	the financial data as of, and for the years ended, December 31, 2002, 2001, 2000, 1999 and 1998, have been derived from our audited consolidated financial statements.

The consolidated financial information as of and for the years ended December 31, 2000, 1999 and 1998, has been restated on a historical basis, as appropriate, to reflect the acquisition of some of our subsidiary banks on a pooling-of-interest basis.

You should read the summary selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the year ended December 31, 2002 incorporated in this prospectus by reference and our consolidated financial statements and related notes included in the same report. The summary selected consolidated financial data for the quarter ended March 31, 2003 is not necessarily indicative of our operating results or financial condition to be expected for any future period.

	Quarter Ended March 31		Year Ended December 31,
(Dollars in thousands, except per share amounts)	2003	2002	2002	2001	2000	1999	1998
Statement of Operations Data
Interest income	$107,344	$129,425	$505,412	$507,241	$423,639	$298,634	$244,269
Interest expense	31,177	41,871	159,418	199,956	165,892	110,710	90,219

Net interest income	76,167	87,554	345,994	307,285	257,747	187,924	154,050
Provision for loan losses	6,495	16,000	59,776	54,727	28,821	14,901	8,715

Net interest income after provision for loan losses	69,672	71,554	286,218	252,558	228,926	173,023	145,335
Non-interest income (1)	44,764	22,592	155,510	44,842	47,131	44,845	23,765
Operating expenses (1)	73,342	50,013	245,401	191,116	165,228	140,106	104,669

Income before income tax expense	41,094	44,133	196,327	106,284	110,829	77,762	64,431
Income tax expense	15,997	16,531	72,053	26,468	43,665	26,461	23,158

Net income	$25,097	$27,602	$124,274	$79,816	$67,164	$51,301	$41,273

Per Share Data (2)
Net income per common share
Basic	$0.46	$0.54	$2.35	$1.61	$1.40	$1.15	$0.95
Diluted	0.45	0.52	2.30	1.57	1.33	1.09	0.88
Cash dividends per common share (3)	0.135	0.115	0.49	0.43	0.35	0.24	0.19
Book value per common share	11.88	9.75	11.64	9.31	7.92	6.63	5.73
Common Shares outstanding at year end	51,774,074	50,501,861	51,577,795	49,831,682	48,748,713	46,174,308	43,876,750
Average common shares outstanding	51,735,000	50,204,000	51,056,000	49,498,000	47,899,000	44,599,000	43,664,000
Average common and common equivalent shares outstanding	52,161,000	53,026,000	54,135,000	50,940,000	50,519,000	47,078,000	46,741,000
Performance Ratios
Return on average assets	1.28%	1.39%	1.50%	1.18%	1.34%	1.33%	1.36%
Return on average common shareholders’ equity	14.66%	20.38%	20.29%	17.77%	19.21%	18.92%	17.69%
Net interest margin	4.33%	4.71%	4.54%	4.86%	5.56%	5.29%	5.50%
Dividend payout ratio (3)	33.80%	22.04%	23.61%	27.88%	27.82%	20.80%	20.93%
Equity to assets ratio	8.74%	6.78%	8.43%	5.89%	6.63%	7.11%	7.50%
Balance Sheet Data—At Period End
Assets	$7,959,006	$8,330,025	$8,075,727	$7,877,054	$5,818,155	$4,304,811	$3,351,982
Loans, net	4,589,380	4,373,046	4,661,547	4,370,977	3,973,329	2,813,329	2,070,607
Investment securities	2,424,615	3,184,767	2,562,986	2,970,630	1,091,064	863,590	754,035
Deposits	5,521,760	5,041,212	5,272,273	4,990,071	4,750,404	3,736,621	2,869,341
Borrowings	1,335,406	2,313,428	1,737,243	2,095,896	463,267	150,577	135,095
Trust Preferred Securities	204,000	218,000	204,000	218,000	99,500	49,000	49,000
Preferred stock of real estate investment trust subsidiaries of the banks	15,650	15,650	15,650	15,000	—	—	—
Convertible preferred stock	80,441	72,500	80,900	—	—	—	—
Common shareholders’ equity	615,079	492,547	600,159	463,684	385,948	306,114	251,436
Asset Quality Ratios
Nonperforming assets* to total loans and OREO	0.85%	0.64%	0.80%	0.69%	0.32%	0.26%	0.25%
Nonperforming assets* to total assets	0.51%	0.35%	0.47%	0.39%	0.22%	0.17%	0.15%
Allowance for loan losses to total loans	2.74%	2.78%	2.70%	2.77%	2.24%	1.89%	1.82%
Allowance for loan losses to nonperforming assets*	322.25%	435.04%	339.77%	402.79%	702.37%	762.84%	917.04%
Net charge-offs to average loans	0.54%	1.40%	1.19%	0.59%	0.33%	0.07%	0.11%
Regulatory Capital Ratios%
Leverage Ratio%	9.18%	7.67%	8.61%	8.01%	8.79%	8.32%	8.36%
Tier 1 Capital	12.08%	10.31%	11.71%	10.49%	9.57%	9.92%	10.86%
Total Capital	13.34%	11.99%	12.97%	12.79%	10.87%	11.23%	12.66%

*	Excludes accruing loans past due 90 days or more and restructured loans.
(1)	As a result of the ABD acquisition in March 2002, our first quarter 2003 results included insurance agency commissions and fees totaling $30.6 million and operating expenses totaling $23.6 million; our first quarter 2002 results included insurance agency commissions and fees totaling $10.9 million and operating expenses totaling $7.5 million; our 2002 results included insurance agency commissions and fees totaling $88.5 million and operating expenses totaling $73.6 million. There were no such insurance agency commissions and fees or expenses for prior years.
(2)	Restated to reflect 2-for-1 stock split effective as of April 30, 1998 and the 2-for-1 stock split effective as of October 4, 2000.
(3)	Includes only those dividends declared by Greater Bay, and excludes those dividends paid by Greater Bay’s subsidiaries prior to the completion of their mergers with Greater Bay.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges on a consolidated basis for the periods specified.

	For the Quarters Ended		For the Years Ended December 31,
	March 31, 2003	March 31, 2002	2002	2001	2000	1999	1998
(Dollars in thousands)
Income before income taxes	$41,094	$44,133	$196,327	$106,284	$110,829	$77,762	$64,431
Fixed charges:
Interest expense and dividends paid on Trust Preferred Securities	31,177	41,871	159,418	199,956	165,892	110,710	90,219
Interest factor of rental expense	1,561	1,228	6,081	3,733	2,778	2,493	1,978

Fixed charges	32,738	43,099	165,499	203,689	168,670	113,203	92,197
Less: interest expense on deposits	16,533	20,934	82,747	132,655	146,269	98,588	78,525

Net fixed charges	16,205	22,165	82,752	71,034	22,401	14,615	13,672

Earnings, excluding interest on deposits	$57,299	$66,298	$279,079	$177,318	$133,230	$92,377	$78,103

Ratio of earnings, excluding interest on deposits, to net fixed charges(1)	3.54x	2.99 x	3.37 x	2.50 x	5.95 x	6.32 x	5.71 x
Earnings, including interest on deposits	$73,832	$87,232	$361,826	$309,973	$279,499	$190,965	$156,628

Ratio of earnings, including interest on deposits, to fixed charges(2)	2.26x	2.02x	2.19 x	1.52 x	1.66 x	1.69 x	1.70 x

(1)	For the purposes of computing the ratio of earnings, excluding interest on deposits, to net fixed charges, earnings represent income before income taxes plus net fixed charges. Net fixed charges include interest expense, other than interest on deposits, and that portion of rental expense, generally one third, deemed representative of the interest factor.

(2)	For the purposes of computing the ratio of earnings, including interest on deposits, to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and that portion of rental expense, generally one third, deemed representative of the interest factor.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under a registration rights agreement we entered into with the initial purchasers of the original notes. We will not receive proceeds from the issuance of the exchange notes we are offering. In consideration for issuing the exchange notes in exchange for the original notes as described in this prospectus, we will receive original notes of like principal amount. The original notes will be retired and canceled. Accordingly, the issuance of the exchange notes will not result in any increase in our outstanding debt.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2003 on a historical basis and as adjusted to give effect to this exchange offer pursuant to which the original notes will be exchanged for the exchange notes. You should read the table in conjunction with the “Summary Selected Consolidated Financial Information” included in this prospectus and the financial information incorporated by reference in this prospectus. See “Where You Can Find More Information.”

	March 31, 2003
(Dollars in thousands)	Actual	As adjusted
BORROWINGS:
Short term borrowings:

FHLB advances	$774,558	$774,558
Securities sold under agreements to repurchase	94,997	94,997
Fed Funds purchased	9,000	9,000

Total short term borrowings	878,555	878,555

Long term borrowings:

FHLB advances	171,541	171,541
5.25% Senior Notes, Series A, due March 31, 2008	148,374	0
5.25% Senior Notes, Series B, due March 31, 2008	0	148,374
Zero coupon senior convertible contingent debt securities	73,977	73,977
Term loan	30,000	30,000
Securities sold under agreements to repurchase	20,000	20,000
Other long term notes payable	12,959	12,959

Total long term borrowings	456,851	456,851

Total borrowings	1,335,406	1,335,406

Company obligated mandatorily redeemable cumulative trust preferred securities of subsidiary trusts holding solely junior subordinated debentures	204,000	204,000

Total borrowings plus company obligated mandatorily redeemable cumulative trust preferred securities of subsidiary trusts holding solely junior subordinated debentures	1,539,406	1,539,406

Preferred stock of real estate investment trust subsidiaries of the Banks	15,650	15,650

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value: 4,000,000 shares authorized	0	0
7.25% convertible preferred stock, stated value $50.00: recorded at fair value at issuance; 2,356,606 reserved shares; 1,630,504 shares issued and outstanding	80,441	80,441
Common stock, no par value: 80,000,000 shares authorized; 51,774,074 shares issued and outstanding	236,915	236,915
Unearned compensation	(723)	(723)
Accumulated other comprehensive income	13,915	13,915
Retained earnings	364,972	364,972

Total shareholders’ equity	695,520	695,520

Total capitalization	$2,250,576	$2,250,576

SUPERVISION AND REGULATION

General

Bank holding companies and banks are extensively regulated under both federal and state law. This regulation is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of security holders of Greater Bay, such as holders of the notes. Set forth below is a summary description of the material laws and regulations which relate to the operations of Greater Bay and its subsidiary banks and recent regulatory developments affecting Greater Bay. The description is qualified in its entirety by reference to the applicable laws and regulations.

Greater Bay

Greater Bay is a registered bank holding company, and subject to regulation under the Bank Holding Company Act of 1956, as amended (the “BHCA”). In addition, and as further described below, effective on February 1, 2002, Greater Bay became a financial holding company under the BHCA as amended by the Gramm-Leach Bliley Act of 1999. See “—Financial Services Modernization Legislation.” Greater Bay is required to file with the Federal Reserve Board periodic reports and such additional information as the Federal Reserve Board may require pursuant to the BHCA. The Federal Reserve Board may conduct examinations of Greater Bay and its subsidiaries.

The Federal Reserve Board may require that Greater Bay terminate an activity or terminate control of or liquidate or divest certain subsidiaries, affiliates or investments when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of certain bank holding company debt, including the authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, Greater Bay must file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities. Furthermore, Greater Bay is required by the Federal Reserve Board to maintain certain levels of capital. See “—Capital Standards.”

As a bank holding company, Greater Bay is required, except in certain statutorily prescribed instances, to seek the prior approval of the Federal Reserve Board for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or furnishing services to its subsidiaries. When a bank holding company makes an effective election to become a financial holding company, the Federal Reserve Board’s prior approval is not required to acquire ownership or control of entities engaged in specified financial activities (not including other banks, bank holding company or savings associations). The existing restrictions on directly or indirectly acquiring a bank or bank holding company are applicable to all bank holding companies and financial holding companies. Prior approval of the Federal Reserve Board is also required for the merger or consolidation of Greater Bay and another bank holding company.

Under Federal Reserve Board regulations, a holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board’s policy that a holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital raising capacity to obtain additional resources for assisting its subsidiary banks. A holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board’s regulations or both.

Bank holding companies that elect to become a financial holding company, like Greater Bay, may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature or are incidental or complementary to activities that are financial in nature. “Financial in nature” activities include:

•	securities underwriting;

•	dealing and market making;

•	sponsoring mutual funds and investment companies;

•	insurance underwriting and brokerage;

•	merchant banking; and

•	activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines from time to time to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

Prior to filing a declaration of its election to become a financial holding company, all of the bank holding company’s depository institution subsidiaries must be well capitalized, well managed, and, except in limited circumstances, in satisfactory compliance with the Community Reinvestment Act.

Failure to sustain compliance with the financial holding company election requirements or correct any noncompliance within a fixed time period could lead to divestiture of subsidiary banks or require all activities of such company to conform to those permissible for a bank holding company. Moreover, low examination ratings, regulatory concerns regarding management, controls, assets, operations or other factors can all potentially result in practical limitations on the ability of a bank or holding company to engage in new activities, acquire new businesses, repurchase its stock or pay dividends, or continue to conduct existing activities. A bank holding company that is not also a financial holding company can only engage in banking and such other activities determined by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

Cure Agreement

In 1996, Mid-Peninsula Bancorp and Cupertino National Bancorp merged to form Greater Bay, which had two bank subsidiaries and approximately $600 million in consolidated assets. As a result of internal growth and the establishment through acquisition of nine additional bank subsidiaries, three specialty finance units and a commercial insurance brokerage subsidiary, Greater Bay has grown to approximately $8 billion in consolidated assets. Our substantial growth and multi-bank charter structure has increased our risk profile and presented operational challenges that we strive to address and mitigate through risk management programs and procedures. During regulatory examinations of Greater Bay and its subsidiaries in 2002, the bank regulatory agencies identified weaknesses in our enterprise wide risk management programs and following completion of these examinations Greater Bay received on January 3, 2003 a notice from the Federal Reserve Board advising us that as a result of these weaknesses, we did not meet the continuing financial holding company requirements. In response to the notice, Greater Bay delivered to the Federal Reserve Board a corrective action plan designed to enhance its enterprise wide risk management program. Prior to receipt of the notice from the Federal Reserve Board, Greater Bay had already dedicated significant time and resources to addressing these items, and commenced many of the action items contained within the corrective action plan, including the appointment in December 2002 of a Chief Risk Officer to oversee Greater Bay’s Enterprise Wide Risk Management Group.

On February 17, 2003, Greater Bay entered into a cure agreement with the Federal Reserve Board which incorporated the terms of Greater Bay’s corrective action plan. On June 27, 2003 the Federal Reserve Board notified Greater Bay that we had fully satisfied all of the terms and conditions of the cure agreement.

To improve Greater Bay’s risk management program, the corrective action plan required enhancements to policies and procedures relating to interest rate sensitivity, liquidity and capital management, asset risk management and compliance. In the area of interest rate sensitivity, Greater Bay now performs additional stress testing of its interest rate risk exposure under best case and worse case scenarios, reviews its interest rate risk limits and tests its core deposit assumptions. Liquidity management has been augmented by stress testing the liquidity position under various scenarios and by developing a more sophisticated monitoring system for Greater Bay’s funding strategy. In addition, Greater Bay has established a process to quantify and support the appropriateness of established capital limits relative to its risk profile. In the area of asset risk management, Greater Bay has established commercial real estate concentration limits, improved the documentation supporting the allowance for loan and lease losses and strengthened systems relating to loan and investment policies. Greater Bay has also enhanced the processes for identifying and monitoring legal risks to ensure future compliance with all applicable laws and regulations, including the Bank Secrecy Act and anti-money laundering laws

To maintain its financial holding company status, Greater Bay had to complete the corrective action plan by July 7, 2003. Having completed all required actions in advance of the July 7, 2003 date, Greater Bay is in full compliance with all regulatory requirements associated with its financial holding company status.

As part of its enterprise wide risk management program, Greater Bay continually evaluates the impact of its multi-bank charter structure on its operations, business, clients and regulatory compliance. While no decision has been made, we are exploring whether a simplified structure might enhance our risk management program and alleviate some of the issues addressed in the cure agreement. By maintaining our individual bank names, local bank management, our relationship style of banking and strong community involvement, a simplified structure may enable us to continue to operate under our Regional Community Banking Philosophy and, at the same time, enhance our risk management program.

The Banks

We have three national banking subsidiaries and eight bank subsidiaries which are California chartered banks and members of the Federal Reserve Board. The national banks are subject to primary supervision, regulation and periodic examination by the Office of the Comptroller of the Currency (the “Comptroller”) and are also subject to regulations of the Federal Deposit Insurance Corporation (the “FDIC”) and the Federal Reserve Board. The state-chartered banks are subject to primary supervision, regulation and periodic examination by the California Commissioner of Financial Institutions (“Commissioner”) and the Federal Reserve Board, and are subject to the regulations of the FDIC.

If, as a result of a bank examination, the Comptroller or the Federal Reserve Board should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of one of the bank’s operations are unsatisfactory or that the bank or its management is violating or has violated any law or regulation, various remedies are available to these regulatory agencies. Such remedies include the power to enjoin “unsafe or unsound” practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the bank, to assess civil monetary penalties, to remove officers and directors, and ultimately to terminate the bank’s deposit insurance, which for a California chartered bank would result in a revocation of the bank’s charter. The Commissioner separately has many of the same remedial powers.

The Sarbanes-Oxley Act of 2002

On July 30, 2002, President Bush signed into law The Sarbanes-Oxley Act of 2002. This new legislation addresses accounting oversight and corporate governance matters, including:

•	the creation of a five-member oversight board appointed by the SEC that will set standards for accountants and have investigative and disciplinary powers;

•	the prohibition of accounting firms from providing various types of consulting services to public clients and requiring accounting firms to rotate partners among public client assignments every five years;

•	increased penalties for financial crimes;

•	expanded disclosure of corporate operations and internal controls and certification of financial statements;

•	enhanced controls on and reporting of insider trading; and statutory separations between investment bankers and analysts.

We have implemented procedures to comply with the requirements for expanded disclosure of internal controls and the certification of the financial statements. A significant portion of the remaining items in the new legislation will become effective during 2003. We are currently evaluating what impacts the new legislation and its implementing regulations will have upon our operations, including a likely increase in certain outside professional costs as well as internal costs of enhancing our infrastructure to ensure sustained compliance with the new legislation and its implementing regulations.

USA Patriot Act of 2001

On October 26, 2001, President Bush signed the USA Patriot Act of 2001 (“Patriot Act”). The Patriot Act is intended to strengthen the U.S. law enforcement and the intelligence communities’ abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions of all kinds is significant and wide ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws in addition to current requirements and requires various regulations, including:

•	due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-U.S. persons;

•	standards for verifying customer identification at account opening;

•	rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering; and

•	reports by non-financial trades and businesses filed with the Treasury Department’s Financial Crimes Enforcement Network for transactions exceeding $10,000, and filing of suspicious activities reports by securities brokers and dealers if they believe a customer may be violating U.S. laws and regulations.

On July 23, 2002, the U.S. Treasury proposed regulations requiring institutions to incorporate into their written money laundering plans a customer identification program implementing reasonable procedures for:

•	verifying the identity of any person seeking to open an account, to the extent reasonable and practicable;

•	maintaining records of the information used to verify the person’s identity; and

•	determining whether the person appears on any list of known or suspected terrorists or terrorist organizations.

Account is defined as a formal banking or business relationship established to provide ongoing services, dealings, or other financial transactions. We do not expect the proposed regulations will have a material impact on our operations.

Financial Services Modernization Legislation

General

On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999 (the “GLBA”). The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the BHCA framework to permit a holding company system to engage in a full range of financial activities through a new entity known as a Financial Holding Company.

The law also:

•	broadened the activities that may be conducted by national banks, banking subsidiaries of bank holding companies and their financial subsidiaries;

•	provided an enhanced framework for protecting the privacy of consumer information;

•	adopted a number of provisions related to the capitalization, membership, corporate governance and other measures designed to modernize the Federal Home Loan Bank system;

•	modified the laws governing the implementation of the Community Reinvestment Act; and

•	addressed a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

Greater Bay and its subsidiary banks do not believe that the GLBA will have a material adverse effect on operations in the near-term. However, to the extent that it permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. The GLBA is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, this act may have the result of increasing the amount of competition that Greater Bay and its subsidiary banks face from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources than Greater Bay and its subsidiary banks.

Expanded Bank Activities

The GLBA also permits national banks to engage in expanded activities through the formation of financial subsidiaries. A national bank may have a subsidiary engaged in any activity authorized for national banks directly or any financial activity, except for insurance underwriting, insurance investments, real estate investment or development, or merchant banking, which may only be conducted through a subsidiary of a financial holding company. Financial activities include all activities permitted under new sections of the BHCA or permitted by regulation. Because California permits commercial banks chartered by the state to engage in any activity permissible for national banks, Greater Bay’s state-

chartered bank subsidiaries will be permitted to form subsidiaries to engage in the activities authorized by the GLBA, to the same extent as a national bank.

A national bank seeking to have a financial subsidiary, and each of its depository institution affiliates, must be “well-capitalized,” “well-managed” and in compliance with the Community Reinvestment Act. The total assets of all financial subsidiaries may not exceed the lesser of 45% of a bank’s total assets, or $50 billion. A national bank must exclude from its assets and equity all equity investments, including retained earnings, in a financial subsidiary. The assets of the subsidiary may not be consolidated with the bank’s assets. The bank must also have policies and procedures to assess financial subsidiary risk and protect the bank from such risks and potential liabilities.

Dividends and Other Transfers of Funds

Dividends from the banks constitute the principal source of income to Greater Bay. Greater Bay is a legal entity separate and distinct from the banks. The banks are subject to various statutory and regulatory restrictions on their ability to pay dividends to Greater Bay. Under such restrictions, the amount available for payment of dividends to Greater Bay by its subsidiary banks totaled $79.1 million at March 31, 2003. In addition, the banks’ regulators have the authority to prohibit any one of the banks from paying dividends, depending upon the bank’s respective financial condition, if such payment is deemed to constitute an unsafe or unsound practice.

Cross Guarantees

Our insured depository institution subsidiaries are also subject to cross-guaranty liability under federal law. This means that if one FDIC-insured depository institution subsidiary of a multi-institution bank holding company fails or requires FDIC assistance, the FDIC may assess commonly controlled depository institutions for the estimated losses suffered by the FDIC. Such a liability could have a material adverse effect on the financial condition of any assessed subsidiary institution and on Greater Bay as the common parent. While the FDIC’s cross-guaranty claim is generally junior to the claim of depositors, holders of secured liabilities, general creditors and subordinated creditors, it is generally superior to the claims of shareholders and affiliates.

Transactions with Affiliates

The subsidiary banks are subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, Greater Bay or other affiliates, the purchase of, or investments in, stock or other securities thereof, the taking of such securities as collateral for loans, and the purchase of assets of Greater Bay or other affiliates. Such restrictions prevent Greater Bay and such other affiliates from borrowing from the subsidiary bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the banks to or in Greater Bay or to or in any other affiliate are limited, individually, to 10% of the respective bank’s capital and surplus (as defined by federal regulations), and such secured loans and investments are limited, in the aggregate, to 20% of the bank’s capital and surplus (as defined by federal regulations). California law also imposes certain restrictions with respect to transactions involving Greater Bay and other controlling persons of its subsidiary banks. Additional restrictions on transactions with affiliates may be imposed on the bank under the prompt corrective action provisions of federal law. See “—Prompt Corrective Action and Other Enforcement Mechanisms.”

Capital Standards

The federal banking agencies have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets and transactions which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk to 100% for assets with relatively high credit risk.

The guidelines require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

Prompt Corrective Action and Other Enforcement Mechanisms

Federal banking agencies possess broad powers to take corrective and other supervisory action to resolve the problems of insured depository institutions, including but not limited to those institutions that fall below one or more prescribed minimum capital ratios. Each federal banking agency has promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At March 31, 2003, each of the banks and Greater Bay exceeded the required ratios for classification as “well capitalized.”

An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat a significantly undercapitalized institution as critically undercapitalized unless its capital ratio actually warrants such treatment.

In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation, or any condition imposed in writing by the agency or any written agreement with the agency. Finally, pursuant to an interagency agreement, the FDIC can examine any institution that has a substandard regulatory examination score or is considered undercapitalized – without the express permission of the institution’s primary regulator.

Safety and Soundness Standards

The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to: (i) internal controls, information systems and internal audit systems, (ii) loan documentation, (iii) credit underwriting, (iv) asset growth, (v) earnings and (vi) compensation, fees and benefits. In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and earnings standards. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should: (i) conduct periodic asset quality reviews to identify problem assets, (ii) estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses, (iii) compare problem asset totals to capital, (iv) take appropriate corrective action to resolve problem assets, (v) consider the size and potential risks of material asset concentrations and (vi) provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk. These new guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves.

Premiums for Deposit Insurance

Through the Bank Insurance Fund (“BIF”), the FDIC insures the deposits of Greater Bay’s depository institution subsidiaries up to prescribed limits for each depositor. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution’s capitalization risk category and supervisory subgroup category. An institution’s capitalization risk category is based on the FDIC’s determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution’s supervisory subgroup category is based on the FDIC’s assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required.

The assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. Due to continued growth in deposits and some recent bank failures, the BIF is nearing its minimum ratio of 1.25% of insured deposits as mandated by law. If the ratio drops below 1.25%, it is likely the FDIC will be required to assess premiums on all banks for the first time since 1996.

Any increase in assessments or the assessment rate could have a material adverse effect on Greater Bay’s earnings, depending on the amount of the increase.

The FDIC is authorized to terminate a depository institution’s deposit insurance upon a finding by the FDIC that the institution’s financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution’s regulatory agency. The termination of deposit insurance for one or more of Greater Bay’s subsidiary depository institutions could have a material adverse effect on Greater Bay’s earnings, depending on the collective size of the particular institutions involved.

Community Reinvestment Act and Fair Lending Developments

Greater Bay’s subsidiary banks are subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act (“CRA”) activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. A bank may be subject to substantial penalties and corrective measures for a violation of certain fair lending laws. The federal banking agencies may take compliance with such laws and CRA obligations into account when regulating and supervising other activities. Furthermore, financial institutions are subject to annual reporting and public disclosure requirements for certain written agreements that are entered into between insured depository institutions or their affiliates and nongovernmental entities or persons that are made pursuant to, or in connection with, the fulfillment of the CRA.

A bank’s compliance with its CRA obligations is based on a performance-based evaluation system which bases CRA ratings on an institution’s lending service and investment performance. When a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve Board will review the assessment of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application. The results of the most recent exam for each of the subsidiary banks are as follows:

Bank	Date of most recent examination	CRA rating
Bay Area Bank	November 1999	Satisfactory
Bay Bank of Commerce	December 2001	Satisfactory
Bank of Petaluma	September 1998	Outstanding
Bank of Santa Clara	December 2002	Satisfactory
Coast Commercial Bank	December 2001	Satisfactory
Cupertino National Bank	September 2002	Satisfactory
Golden Gate Bank	December 2002	Satisfactory
Mt. Diablo National Bank	February 1999	Satisfactory
Mid-Peninsula Bank	December 2001	Outstanding
Peninsula Bank of Commerce	December 2001	Satisfactory
San Jose National Bank	October 1999	Satisfactory

The regulatory agencies of Cupertino National Bank and San Jose National Bank completed examinations of those institutions in December 2002. The regulatory agencies have not yet issued any reports on those examinations. Management does not expect any significant changes in these banks’ ratings.

Federal Reserve System

The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW, and Super NOW checking accounts) and non-personal time deposits. At March 31, 2003, Greater Bay’s subsidiary banks were in compliance with these requirements.

Nonbank Subsidiaries

Many of Greater Bay’s nonbank subsidiaries also are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. Greater Bay’s insurance brokerage subsidiary is subject to regulation by applicable state insurance regulatory agencies. Greater Bay’s securities brokerage subsidiary is regulated by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Other nonbank subsidiaries of Greater Bay are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

THE EXCHANGE OFFER

When we refer to Greater Bay or “we,” “us” and “our” in this section, we refer only to Greater Bay Bancorp, a California corporation, and not to any of its subsidiaries.

Purpose of the Exchange Offer

In connection with the sale of the original notes, we entered into the registration rights agreement with the initial purchasers, under which we agreed to file and to use our best efforts to cause to become effective with the SEC a registration statement with respect to the exchange of the original notes for exchange notes with terms identical in all material respects to the terms of the original notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

We have agreed pursuant to the registration rights agreement to:

•	file a registration statement relating to the exchange offer to exchange the original notes for the exchange notes with the SEC on or prior to July 22, 2003;

•	use our reasonable best efforts to cause the SEC to declare the exchange offer registration statement effective under the Securities Act no later than September 20, 2003;

•	use our reasonable best efforts to cause this registration statement to remain effective until the closing of the exchange offer;

•	use our reasonable best efforts to complete the exchange offer no later than 45 days after the exchange offer registration statement becomes effective; and

•	file a shelf registration statement for the resale of the outstanding notes under certain circumstances and use our reasonable best efforts to cause such registration statement to become effective under the Securities Act.

These requirements under the registration rights agreement will be satisfied when we complete the exchange offer. However, if we fail to meet any of these requirements, we must pay additional interest on the original notes at the rate of 0.25% per year until the applicable requirement has been met. However, in no event will the rate of additional interest exceed 0.25% per annum. Immediately following completion of a requirement, any additional interest with respect to that particular requirement will cease to accrue.

Under the registration rights agreement, our obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offer in connection with the original notes pursuant to Rule 415 under the Securities Act.

This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the exchange notes for original notes. The form and terms of the exchange notes are the same as the form and terms of the original notes except that the exchange notes (1) will have been registered under the Securities Act and thus will not contain transfer restrictions and registration rights that relate to the original notes, and (2) will not contain provisions relating to the payment of additional interest to the holders of the original notes under the circumstances related to the registration of the original notes and the timing of the exchange offer. The exchange notes will evidence the same debt as the original notes and will be issued under and entitled to the benefits of the same indenture under which the original notes were issued. See “Description of the Exchange Notes” for more information on the terms of the exchange notes.

If you do not exchange your original notes for exchange notes in the exchange offer, your original notes will remain outstanding and continue to accrue interest but will not retain any rights under the registration rights agreement (except as described in the registration rights agreement, in case of the initial purchasers and participating broker-dealers.)

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes as described in the legends on the certificates representing the original notes. There are restrictions on transfer of your original notes because we issued the original notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any original notes not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered original notes registered under the Securities Act.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or its acceptance would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the original notes are registered on the books of Greater Bay or any other person who has obtained a properly completed bond power from the registered holder, or any person whose original notes are held of record by DTC who desires to deliver such original notes by book-entry transfer at DTC.

Neither we nor our Board of Directors makes any recommendation to you as to whether to tender or refrain from tendering all or any portion of your original notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. You must make your own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of original notes to tender based on your own financial positions and requirements. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

Terms of the Exchange Offer

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange up to $150,000,000 aggregate principal amount of exchange notes for a like aggregate principal amount of original notes properly tendered and not withdrawn at or prior to the expiration date in accordance with the procedures described below. Holders may tender their original notes in whole or in part in denominations of $1,000 and integral multiples thereof. However, any original notes represented by physical certificates must be tendered in aggregate principal amount of $100,000 or any integral multiple of $1,000 in excess thereof, provided that if any original notes represented by physical certificates are tendered for exchange in part, the untendered principal amount thereof must be $100,000 or any integral multiple of $1,000 in excess thereof.

The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered. As of the date of this prospectus, $150,000,000 aggregate principal amount of the original notes is outstanding.

You do not have any appraisal or dissenters’ rights in connection with the exchange offer. Original notes which are not tendered, or are tendered but not accepted, in connection with, the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances described in the registration rights agreement.

If we do not accept any tendered original notes for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder promptly after the expiration date.

Holders who tender original notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration, Extension and Amendment

The exchange offer will expire at the expiration date. The term “expiration date” means 5:00 p.m., Eastern time, on August 14, 2003, unless we extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

We expressly reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

•	to delay the acceptance of the original notes for exchange;

•	to terminate the exchange offer, whether or not any original notes have theretofore been accepted for exchange, if we determine, in our sole and absolute discretion, that any of the events or conditions referred to under “—Conditions to the Exchange Offer” have occurred or exist or have not been satisfied;

•	to extend the expiration date of the exchange offer and retain all original notes tendered under the exchange offer, subject, however, to the right of holders of original notes to withdraw their tendered original notes as described under “—Withdrawal Rights”; and

•	to waive any condition or otherwise amend the terms of the exchange offer in any respect.

If the exchange offer is amended in a manner determined by us to constitute a material change, or if we waive a material condition of the exchange offer, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the holders of the original notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice to the exchange agent and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Procedures for Tendering Original Notes

Valid Tender

Except as set forth in this prospectus, in order for original notes to be validly tendered under the exchange offer, a tendering holder must, prior to the expiration date, transmit to the exchange agent at its address set forth under “—Exchange Agent”:

•	a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, or

•	if notes are tendered in accordance with the book-entry transfer described below, an “agent’s message” (as defined below) in lieu of the letter of transmittal.

In addition, either:

•	the exchange agent must receive original notes along with the letter of transmittal; or

•	the original notes must be tendered pursuant to the procedures for book-entry transfer set forth in this prospectus and a book-entry confirmation must be received by the exchange agent, in each case on or prior to the expiration date; or

•	the guaranteed delivery procedures set forth in this prospectus must be complied with.

The term “agent’s message” means a message transmitted to the exchange agent’s account at DTC and received by the exchange agent and forming a part of a book-entry confirmation, confirming that DTC has received an express acknowledgment from such holder that such holder has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If less than all of the original notes are tendered, a tendering holder should fill in the amount of original notes being tendered in the appropriate box on the letter of transmittal or so indicate in an agent’s message in lieu of the letter of transmittal. The entire amount of original notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

By tendering, each holder will make the representations set forth under “—Resales of Exchange Securities” and a broker-dealer will make additional representations set forth under “—Resales of Exchange Securities.”

The method of delivery of the book-entry confirmations or certificates, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend using registered mail, return receipt requested, properly insured, or an overnight delivery service. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer

For purposes of the exchange offer, the exchange agent will establish an account with respect to the original notes at DTC as soon as practicable. Any tendering financial institution that is a participant in DTC’s book-entry transfer facility system must make a book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures for transfers. Such holder of original notes using ATOP should transmit its acceptance to DTC on or prior to the expiration date, or comply with the guaranteed delivery procedures set forth below. DTC will verify the holder’s acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of the book-entry transfer, including an agent’s message. We refer to this procedure as book-entry confirmation.

If you are a beneficial owner of original notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, we urge you to contact such entity promptly if you wish to participate in the exchange offer.

Certificates

If the tender is not made through ATOP, certificates representing original notes, as well as the letter of transmittal, or facsimile thereof, properly completed and duly executed, with any required signature guarantees, and any other required documents required by the letter of transmittal, must be received by the exchange agent at its address set forth under “—Exchange Agent” on or prior to the expiration date in order for such tender to be effective, or the guaranteed delivery procedure set forth herein must be complied with.

If less than all of the original notes are tendered, a tendering holder should fill in the amount of original notes being tendered in the appropriate box on the letter of transmittal. The entire amount of original notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

Signature Guarantees

Certificates for the original notes must be endorsed and signatures on the letter of transmittal must be guaranteed unless the original notes surrendered are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal are required to be guaranteed, the guarantees must be by an “eligible institution,” which means a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an “eligible guarantor institution,” including (as such terms are defined therein): (a) a bank; (b) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (c) a credit union; (d) a national securities exchange, registered securities association or clearing agency; or (e) a savings association that is a participant in a Securities Transfer Agents Medallion Program. Certificates for original notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power guaranteed. See Instruction 2 to the letter of transmittal.

Delivery

The method of delivery of the book-entry confirmation or certificates representing tendered original notes, the letter of transmittal, and all other required documents is at the option and sole risk of the tendering holder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, registered mail, return receipt requested, properly insured, or an overnight delivery service is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Notwithstanding any other provision hereof, the delivery of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offer will in all cases be made only after timely receipt by the exchange agent of:

•	a book-entry confirmation with respect to such original notes; or

•	certificates representing original notes and a properly completed and duly executed letter of transmittal, or facsimile thereof, together with any required signature guarantees and any other documents required by the letter of transmittal.

Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when book-entry confirmations with respect to original notes or certificates representing original notes and other required documents are received by the exchange agent.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If a holder desires to tender original notes under the exchange offer and the certificates for these original notes are not immediately available or time will not permit all required documents to reach the exchange agent on or prior to the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, these original notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

•	the tenders are made by or through an eligible institution;

•	a properly completed and duly executed notice to the exchange agent guaranteeing delivery to the exchange agent of either certificates representing original notes or a book-entry confirmation in compliance with the requirements set forth in this prospectus, the notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, is received by the exchange agent, as provided herein, on or before expiration date; and

•	a book-entry confirmation or the certificates representing all tendered original notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal, or facsimile thereof, with any required signature guarantees and any other documents required by the letter of transmittal, are, in any case, received by the exchange agent within three Nasdaq National Market trading days after the date of execution of such notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered by hand, or transmitted by facsimile or mail to the exchange agent and must include a guarantee by an eligible institution in the form set forth in such notice.

Our acceptance for exchange of original notes tendered in compliance with any of the procedures described above will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.

Determination of Validity

We will determine all questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered original notes, in our sole discretion, and the determination shall be final and binding on all parties. We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders determined by us not to be in proper form or the acceptance of which, or exchange for, may, in the opinion of counsel to us, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under “—Conditions to the Exchange Offer” or any condition or irregularity in any tender of original notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions thereto, will be final and binding. No tender of original notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither us, any affiliates or assigns of us, the exchange agent or any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, proper evidence satisfactory to us, in our sole discretion, of such person’s authority to so act must be submitted.

Acceptance for Exchange and Issuance of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, we will exchange, and will issue to the exchange agent, exchange notes for original notes validly tendered and not withdrawn promptly after the expiration date.

In all cases, delivery of exchange notes in exchange for original notes tendered and accepted for exchange under the exchange offer will be made only after timely receipt by the exchange agent of:

•	the book-entry confirmation described above under “—Procedures for Tendering Original Notes—Book-Entry Transfer” or certificates representing such original notes;

•	the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantee; and

•	any other documents required by the letter of transmittal.

Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, original notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent of our acceptance of such original notes for exchange under the exchange offer. The exchange agent will act as our agent for the purpose of receiving tenders of book-entry confirmations or certificates representing original notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving book-entry confirmations or certificates representing original notes, letters of transmittal and related documents and transmitting exchange notes to validly tendering holders. Such exchange will be made promptly after the expiration date. If for any reason, acceptance for exchange or the exchange of any original notes tendered pursuant to the exchange offer is delayed, whether before or after our acceptance for exchange of original notes, or we extend the exchange offer or are unable to accept for exchange or exchange original notes tendered under the exchange offer, then, without prejudice to our rights set forth in this prospectus, the exchange agent may, nevertheless, on behalf of us and subject to Rule l4e-1(c) under the Exchange Act, retain tendered original notes and such original notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under “—Withdrawal Rights.”

In accordance with the letter of transmittal, a holder of original notes will warrant and agree that it has full power and authority to tender, exchange, sell, assign and transfer the original notes, that Greater Bay will acquire good, marketable and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances, and the original notes tendered for exchange are not subject to any adverse claims or proxies. Such holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by Greater Bay or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the original notes tendered under the exchange offer. Tendering holders of original notes that use ATOP will, by so doing, acknowledge that they are bound by the terms of the letter of transmittal.

Withdrawal Rights

Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time on or before to the expiration date.

In order for a withdrawal to be effective, a written or facsimile transmission of the notice of withdrawal must be timely received by the exchange agent at the address set forth under “—Exchange Agent” on or before the expiration date. Any notice of withdrawal must specify the name of the person who tendered the original notes to be withdrawn, the aggregate principal amount of original notes to be withdrawn, and, if certificates for original notes have been tendered, the name of the registered holder of the original notes as set forth on the certificates if different from that of the person who tendered the original notes. If certificates representing original notes have been delivered or otherwise identified to the exchange agent, then before the physical release of the certificates, the tendering holder must submit the serial numbers shown on the particular certificates to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of original notes tendered for the account of an eligible institution. If original notes have been tendered in accordance with the procedures for book-entry transfer set forth in “—Procedures for Tendering Original Notes—Book-Entry Transfer,” the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of original notes. Withdrawals of tenders of original notes may not be rescinded. Original notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time on or before the expiration date by following any of the procedures described above under “—Procedures for Tendering Original Notes.”

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. Neither we, any affiliates or assigns of us, the exchange agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any original notes which have been tendered but which are withdrawn will be returned to the holder promptly after withdrawal.

Interest on Exchange Notes

Holders of exchange notes whose original notes are accepted for exchange will be entitled to receive interest on the exchange notes at the rate of 5.25% per annum, accumulating from March 24, 2003, which will be payable semi-annually on March 31 and September 30 of each year, beginning on September 30, 2003. The record dates will be the 15th calendar day immediately preceding the relevant interest payment date. If the exchange offer is consummated on or before the first record date, September 14, 2003, each exchange note will pay interest from and after March 24, 2003 and no interest will be paid on any original note tendered for an exchange note. However, if the exchange offer is consummated after September 14, 2003 interest will be paid on the original notes accumulated from and after March 24, 2003 through September 30, 2003, and interest will be paid on the exchange notes from and after September 30, 2003. Because of the foregoing procedures regarding interest, the amount of the interest received by holders whose original notes are accepted for exchange will not be affected by the exchange.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any original notes for any exchange notes, and, as described below, may terminate the exchange offer (whether or not any original notes have theretofore been accepted for exchange) or may waive any conditions to or amend the exchange offer, if any of the following conditions have occurred or exists or have not been satisfied:

•	there shall occur a change in the current interpretation by the SEC staff which permits the exchange notes issued pursuant to the exchange offer in exchange for original notes to be offered for resale, resold and otherwise transferred by holders, other than broker-dealers and any such holder which is an affiliate of us, within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such exchange notes;

•	any law, statute, rule or regulation shall have been adopted or enacted which pursuant to which we are not permitted to effect the exchange offer; or

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to the knowledge of us, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

In addition, we will not be obligated to accept for exchange original notes of any holder that has not made to us:

•	the representations described under “—Resales of Exchange Notes” in the letter of transmittal; and

•	any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to use an appropriate form for registration of the exchange notes under the Securities Act.

Resales of Exchange Notes

Based on interpretation of the Securities Act by SEC staff in several no-action letters issued to third parties unrelated to us, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such notes without complying with the registration and prospectus delivery requirements of the federal securities laws, if:

•	neither you nor any such person or entity is an “affiliate” of us (as defined in Rule 405 under the Securities Act);

•	you or the person or entity receiving such exchange notes is acquiring such notes in the ordinary course of its business;

•	neither you nor any such person or entity has an arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act, of such exchange notes;

•	neither you nor any such person or entity is engaging in or intends to engage in, a distribution, within the meaning of the Securities Act, of such exchange notes; and

•	you are not acting on behalf of any person who could not truthfully make the foregoing representations.

Each holder of original notes who wishes to participate in the exchange offer will be required to represent that each of these statements is true.

Any holder of original notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretations of the SEC staff set forth in the no action letters described above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of the original notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

Broker-dealers receiving exchange notes in exchange for original notes acquired for their own account through market-making or other trading activities may not rely on the interpretations of the SEC staff. Such broker-dealers may be deemed to be statutory “underwriters” within the meaning of the Securities Act and must therefore represent, by signing the letter of transmittal, that they will deliver a prospectus meeting the requirements of the Securities Act in connection with resale of the exchange notes and represent that the exchange notes are being acquired in exchange for original notes that were acquired as a result of market-making or other trading activities. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the original notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we have agreed to allow participating broker-dealers to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes. See “Plan of Distribution.”

Each broker-dealer who surrenders original notes under the exchange offer will agree, by execution of the letter of transmittal, that upon receipt of notice from us of the occurrence of any event or the discovery of:

•	any fact which makes any statement contained or incorporated by reference in this prospectus untrue in any material respect;

•	any fact which causes this prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading; or

•	the occurrence of certain other events specified in the registration rights agreement;

such broker-dealer will suspend the sale of exchange notes, as applicable, pursuant to this prospectus until we have amended or supplemented this prospectus to correct such misstatement or omission and has furnished copies of the amended and supplemented prospectus to such participating broker-dealer, or have given notice that the sale of the exchange notes, may be resumed.

If we give such notice to suspend the sale of the exchange notes, the 90-day period referred to above shall be extended during which broker-dealers are entitled to use this prospectus in connection with the resale of exchange notes by the number of days during the period from and including the date of the giving of such notice to and including the date when participating broker-dealers shall have received copies of the amended or supplemented prospectus necessary to permit resales of the exchange notes or to and including the date on which we have given notice that the sale of exchange notes, may be resumed.

Exchange Agent

Wilmington Trust Company, as trustee, has been appointed as Exchange Agent for the exchange offer. Delivery of the letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:

By Overnight Courier or Hand: Wilmington Trust Company Corporate Trust Reorg Services 1100 North Market St. Wilmington, DE 19890-1615 Attention: Aubry Rosa, Corporate Trust Division	By Registered or Certified Mail: Wilmington Trust Company DC-1615 Reorg Services P.O. Box 8861 Wilmington, DE 19899-8861 Attention: Aubry Rosa, Corporate Trust Division	By Facsimile (For Eligible Institutions Only): Wilmington Trust Company (302) 636-4145 Confirm by telephone: (302) 636-6472

For information call: Aubry Rosa at (302) 636-6472

Delivery to another address other than the above address or facsimile number will not constitute a valid delivery.

Fees and Expenses

We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offering. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of original notes, and in handling or tendering for their customers.

Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. We will not make any payment to brokers, dealers or other nominees soliciting acceptances of the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the original notes, which is the amortized price to investors, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

DESCRIPTION OF THE EXCHANGE NOTES

We will issue the exchange notes under the same indenture dated as of March 24, 2003, between us and Wilmington Trust Company, as trustee, under which the original notes were issued, as the same may be amended or supplemented from time to time. The indenture will be qualified under the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The aggregate principal amount of securities which may be authenticated and delivered under the indenture is unlimited.

The following description is only a summary of the material provisions of the indenture as it relates to the exchange notes and, as applicable, the original notes. This summary does not describe other series of securities that may be authenticated and delivered under the indenture. We urge you to read the indenture because it, and not this description, defines your rights as holders of the exchange notes. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part.

When we refer to Greater Bay or “we,” “us” and “our” in this section, we refer only to Greater Bay Bancorp, a California corporation, and not to any of its subsidiaries.

The exchange notes and any original notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the required percentage in aggregate principal amount have taken certain actions or exercised certain rights under the indenture. When we refer to “notes” we are referring collectively to the original notes and the exchange notes.

General

The terms of the exchange notes and the original notes are identical in all material respects, except:

•	the exchange notes will have been registered under the Securities Act, and thus, will not contain transfer restrictions and registration rights that relate to the original notes; and

•	the exchange notes will not contain provisions relating to the payment of additional interest to the holders of the original notes under the circumstances related to the registration of the original notes and the timing of the exchange offer.

The exchange notes will be:

•	initially limited to $150,000,000 aggregate principal amount at maturity;

•	general, unsecured, senior obligations, and, as indebtedness of Greater Bay, will rank junior to our secured obligations and equally with all of our other unsecured and senior indebtedness, and be effectively subordinated to all indebtedness and liabilities of our subsidiaries, including deposits of our bank subsidiaries; and

•	senior to our $204 million of junior subordinated debentures issued to trusts affiliated with us in connection with issuances by the trusts of trust preferred securities.

The exchange notes will be issued only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The exchange notes are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

We may, without notice to or consent of the holders or beneficial owners of the exchange notes, issue additional securities under the indenture having the same ranking as the exchange notes and may issue additional notes having the same interest rate, maturity and other terms as the exchange notes as part of the same series of notes offered hereby.

The exchange notes are not subject to redemption at our option or repayment at the option of the holders, in whole or in part, prior to maturity. The exchange notes are not subject to any sinking fund.

Interest will accumulate on the exchange notes from the date we issued the original notes and will be paid semi-annually on March 31 and September 30 of each year beginning September 30, 2003 at a rate of 5.25% per annum. All payments of interest will be made to the persons in whose names the notes are registered on the 15th calendar day prior to the applicable interest payment date, whether or not such day is a business day. A “business day” means any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York or Wilmington, Delaware are authorized or required by law, regulation or executive order to remain closed.

We will compute the amount of interest payable for any full semiannual period on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any partial semiannual period will be computed based on the actual number of days elapsed during that period.

If the exchange offer is consummated on or before the first record date, September 14, 2003, then each exchange note will pay interest from and after March 24, 2003 and no interest will be paid on any original note tendered for an exchange note. However, if the exchange offer is consummated after September 14, 2003, interest will be paid on the original notes accumulated from and after March 24, 2003 through September 30, 2003, and interest will be paid on the exchange notes from and after September 30, 2003. Because of the foregoing procedures regarding interest, the amount of the interest received by holders whose original notes are accepted for exchange will not be affected by the exchange.

We intend to pay the principal of each exchange note on the maturity date. If any interest payment date or the date of maturity of the exchange notes is not a business day, then we will pay the amount payable on that date on the next succeeding day that is a business day, without making any additional interest or other payments because of the delay.

The exchange notes will initially be issued in book-entry form and payments of principal, interest and other amounts on the exchange notes will be made as described below under “Book-Entry Issuance.”

Events of Default

The following are events of default under the indenture with respect to the notes:

•	default in the payment of any principal or maturity consideration or premium, if any, on the notes when due;

•	default in the payment of any interest on the notes when due, which continues for 30 days;

•	default in the performance of any other obligation contained in the indenture for the benefit of the notes, which continues for 60 days after written notice;

•	default in the payment of principal of or interest on any of our indebtedness or the indebtedness of our bank subsidiaries, which has a principal amount in excess of $15 million, which results in an acceleration of such debt and such acceleration shall not have been annulled or rescinded within 30 days of notice of such acceleration; or

•	specified events in bankruptcy, insolvency or reorganization of Greater Bay or its bank subsidiaries.

If an event of default with respect to the notes (other than an event of default arising from specified events in bankruptcy of Greater Bay or its bank subsidiaries) occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes may declare the principal thereof, premium, if any, and all unpaid interest thereon to be due and payable immediately. If an event of default with respect to the notes arises from specified events in bankruptcy of Greater Bay or its bank subsidiaries, then the principal thereof, premium, if any, and all unpaid interest thereon shall be due and payable immediately without any declaration or other action on the part of the trustee or any holder of the notes.

At any time after the trustee or the holders have accelerated the notes, but before the trustee has obtained a judgment or decree for payment of money due or delivery of the maturity consideration, the holders of a majority in aggregate principal amount of the notes may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been cured or waived.

The holders of a majority in principal amount or aggregate issue price of the notes may waive any default with respect to the notes, except a default:

•	in the payment of any amounts due and payable or deliverable under the notes; or

•	in an obligation contained in, or a provision of, the indenture which cannot be modified under the terms of that indenture without the consent of each holder of the notes.

The holders of a majority in principal amount or issue price of the notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes, provided that any direction is not in conflict with any rule of law or the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which it might incur in complying with any direction.

A holder of the notes will have the right to institute a proceeding with respect to the indenture or for any remedy under the indenture, if:

•	that holder previously gives to the trustee written notice of a continuing event of default with respect to the notes;

•	the holders of not less than 25% in aggregate principal amount or issue price of the notes also will have made written request to the trustee to institute that proceeding as trustee;

•	the trustee will not have received from the holders of a majority in principal amount or issue price of the notes a direction inconsistent with the request;

•	the holders have offered the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in such request; and

•	the trustee will have failed to institute the proceeding within 60 days after receipt of a written request.

However, any holder of a note has the absolute right to institute suit for any defaulted payment after the due dates for payment under the notes.

We are required to furnish the trustee annually a statement as to the performance of our obligations under the indenture and as to any default in that performance.

Limitations on Sale, Issuance or Other Disposition of Voting Stock of our Bank and Certain Other Subsidiaries

We may not sell, assign, pledge, transfer, or otherwise dispose of, or permit the issuance of, any voting stock, or any security convertible into or options, warrants or rights to subscribe for or purchase voting stock, of one of our banks or any subsidiary of ours which owns voting stock, or any securities convertible or exercisable into voting stock, of one of our banks (such subsidiary referred to as an “intermediate holding company”).

This restriction does not apply to any currently existing or future sale, assignment, pledge, transfer, issuance or other disposition made, by us or any subsidiary:

•	acting in a fiduciary capacity for any person other than us or any subsidiary;

•	to us or any of our wholly-owned subsidiaries;

•	if required by law for the qualification of directors;

•	to comply with an order of a court or regulatory authority;

•	in connection with a merger of, or consolidation of, a bank or an intermediate holding company, with or into a subsidiary of ours, so long as we hold, directly or indirectly, in the entity surviving that merger or consolidation, not less than the percentage of voting stock we held in the bank or the intermediate bank holding company prior to that action;

•	for fair market value as determined by our board of directors and, if applicable, the subsidiary bank board or the intermediate holding company board, as the case may be;

•	if a bank or intermediate holding company sells additional shares of its voting stock to its stockholders at any price, if, after that sale, we hold directly or indirectly, not less than the percentage of voting stock of that bank or intermediate holding company we owned prior to that sale;

•	in connection with a pledge made or lien or encumbrance created, without any limitation, to secure any indebtedness (or advances or lines of credit) pursuant to our existing term loan and security agreement with U.S. Bank National Association (the “U.S. Bank Loan”) or our existing credit agreement with Wells Fargo Bank, National Association, as agent (the “Wells Fargo Loan Facility”) (or any extensions, replacements or renewals of the U.S. Bank Loan or the Wells Fargo Loan Facility);

•	in connection with a pledge made or lien or encumbrance created, without any limitation, to secure a loan, indebtedness, advance or line of credit subject to Section 23A of the Federal Reserve Act by one of our bank subsidiaries (“Section 23A Loans”); or

•	in connection with a pledge made or lien or encumbrance created with respect to any voting stock, or any security convertible into or exercisable into voting stock, of any bank(s) or any intermediate holding company that represent or represents, individually or in the aggregate, less than 35% of our consolidated assets to secure any loan, indebtedness, advance or line of credit (collectively, referred to as “Other Loans”), other than the U.S. Bank Loan, the Wells Fargo Loan Facility or Section 23A Loans; provided, however, that any pledges, liens or encumbrances made or created with respect to the U.S. Bank Loan, the Wells Fargo Loan Facility or Section 23A Loans will be counted in determining whether any further pledges, liens or encumbrances can be made or created with respect to Other Loans.

There are no limitations or restrictions on the amount of securities of our banks or intermediate holding companies which we can pledge to secure the U.S. Bank Loan, the Wells Fargo Loan Facility or Section 23A Loans. However, if for example, we have pledged voting stock of our banks that have 40% of our consolidated assets to secure the Wells Fargo Loan Facility and voting stock of our banks that have 10% of our consolidated assets to secure the U.S. Bank Loan, we would not have the ability to pledge any voting stock of our banks to secure Other Loans. However, if for example, we have pledged voting stock of our banks that have 20% of our consolidated assets to the Wells Fargo Loan Facility and voting stock of our banks that have 10% of our consolidated assets to secure the U.S. Bank Loan, we could pledge voting stock of our banks that hold less than 5% of our consolidated assets to secure Other Loans.

As defined in the indenture and in this prospectus, “voting stock” means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, or trustees of such bank or intermediate holding company (irrespective of whether or not at the time stock of any other class or classes shall or might have voting power by reason of the happening of any contingency).

Limitations Upon Liens on Capital Stock of our Bank and Certain Other Subsidiaries

We may not, at any time, directly or indirectly, create, assume, incur or permit to exist any mortgage, pledge, encumbrance, lien or charge of any kind upon:

•	any of our shares of capital stock of any of our banks, other than directors’ qualifying shares; or

•	any of our shares of capital stock of any intermediate holding company.

This restriction does not apply to:

•	any liens, pledges, charges, mortgages or encumbrances permitted under “—Limitations on Sale, Issuance or Other Disposition of Voting Stock of our Bank and Certain Other Subsidiaries” above;

•	any liens, pledges, charges, mortgages or encumbrances with respect to any capital stock of our banks or any intermediate holding company to the same extent as permitted for the voting stock of such entities under “—Limitations on Sale, Issuance or Other Disposition of Voting Stock of our Bank and Certain Other Subsidiaries” above;

•	liens for taxes, assessments or other governmental charges or levies or liens imposed or required by law which are not overdue for a period of more than 30 days or are payable without penalty or which we are contesting in good faith by appropriate proceedings as long as we have set aside on our books adequate reserves to cover the contested amount; or

•	the lien of any judgment, if such judgment is discharged, or stayed on appeal or otherwise, within 60 days.

Defeasance

We may terminate or “defease” our obligations under the indenture with respect to the notes by taking the following steps:

•	depositing irrevocably with the trustee an amount which, through the payment of interest, principal or premium, if any, will provide an amount sufficient to pay the entire amount of the notes; and

•	delivering:

–	a written opinion of independent counsel that the holders of the notes will have no federal income tax consequences as a result of that deposit and termination;

–	if the notes are then listed on the New York Stock Exchange, a written opinion of counsel that those notes will not be delisted as a result of the exercise of this defeasance option;

–	written opinion of counsel as to certain other matters;

–	officers’ certificates certifying as to compliance with the senior indenture and other matters; and

•	paying all amounts due under the indenture.

Further, the defeasance cannot cause an event of default under the indenture or any other agreement or instrument and no default under the indenture or any such other agreement or instrument can exist at the time the defeasance occurs.

Modification and Waiver

We and the trustee may amend and modify the indenture with the consent of holders of at least a majority in principal amount of the notes. However, without the consent of each noteholder, we may not amend or modify the indenture to:

•	change the stated maturity date of the principal or maturity consideration of, or any installment of principal or interest on, the notes;

•	reduce the principal amount or maturity consideration of, the rate of interest on, or any premium payable upon the notes;

•	change the method of calculating interest or the place or currency of payment of principal or maturity consideration of, or any premium or interest on, the notes;

•	impair the right to institute suit for the enforcement of any payment or delivery on or with respect to the notes;

•	reduce the percentage in principal amount of the notes, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture; or

•	reduce the percentage in principal amount of the notes, the consent of whose holders is required to waive any past default.

The holders of at least a majority in principal amount or issue price of the notes may, with respect to that series, waive past defaults under the indenture, except as described under “—Events of Default”.

We and the trustee may also amend and modify the indenture without the consent of any noteholder for any of the following purposes:

•	to evidence the succession of another person to us;

•	to add to our covenants for the benefit of the holders of the notes;

•	to add events of default;

•	to add or change any provisions of the indenture to facilitate the issuance of bearer securities;

•	to change or eliminate any of the provisions of the indenture, so long as any such change or elimination will become effective only when there is no outstanding note which is entitled to the benefit of that provision;

•	to evidence and provide for the acceptance of appointment by a successor trustee;

•	to cure any ambiguity, to correct or supplement any provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, so long as the interests of noteholders are not adversely affected in any material respect under that indenture;

•	to convey, transfer, assign, mortgage or pledge any property to or with the trustee securing the notes; or

•	to establish the form or terms of securities of any series;

•	to supplement any of the provisions of the indenture to facilitate the defeasance and discharge of the notes, so long that any such action shall not adversely affect the interests of noteholders; or

•	to provide for conversion rights of the holders of the notes to enable those holders to convert the notes into other of our securities.

Consolidation, Merger and Sale of Assets

We may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that:

•	the resulting corporation, if other than us, is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of our obligations to:

–	pay or deliver the principal or maturity consideration of, and any premium, or interest on, the debt securities; and

–	perform and observe all of our other obligations under the indenture, and

•	we are not, or any successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the indenture.

The indenture does not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indenture does not contain any provision which would protect the holders of debt securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Form, Denomination, Book-Entry Procedures and Transfer

Global Exchange Notes

The exchange notes initially will be represented by one or more global certificates registered in the name of Cede & Co., who is the agent for DTC, who will be the depositary for all of the exchange notes. Such exchange notes will be issued only as fully-registered securities registered in the name of Cede & Co. as DTC’s nominee.

Book-entry Procedures for Global Exchange Notes

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, (also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to depository system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC’s participants are on file with the SEC.

Purchases of exchange notes under the DTC system must be made by or through direct participants, which will receive a credit for notes on DTC’s records. The ownership interest of each actual purchaser of each exchange note, the beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the exchange notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in exchange notes, except in the event that use of the book-entry system for the exchange notes is discontinued.

To facilitate subsequent transfers, all exchange notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of exchange notes with DTC and their registration in the name of Cede & Co. or any other nominee do not elect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the exchange notes. DTC’s records reflect only the identity of the direct participants to whose accounts those exchange notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

None of DTC, Cede & Co., or any other nominee will consent or vote with respect to the exchange notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the exchange notes will be made to Cede & Co., or any other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not that of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividends to Cede & Co. (or other nominee requested by an authorized representative of DTC) is the responsibility of us or the trustee, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the exchange notes among DTC participants, DTC may discontinue providing its services as securities depository with respect to the exchange notes at any time by giving reasonable notice to us or the trustee. Under these circumstances, in the event that a successor securities depository is not obtained, definitive certificates for the notes are required to be printed and delivered to each holder.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, definitive certificates for the notes will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Certificated Notes

If DTC discontinues providing its services as a securities depositary with respect to the global exchange notes and a successor securities depositary is not obtained, or, if we, at our option, decide to discontinue use of the system of book-entry transfers through DTC, then the beneficial owners of the global exchange notes will be properly notified that definitive certificates of the exchange notes are available. The beneficial owners of the global exchange notes will then be entitled (1) to receive physical delivery in certificated form of exchange notes equal in principal amount to their beneficial interest and (2) to have the definitive certificates of the exchange notes registered in their names. The definitive certificates will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess of that amount. Definitive certificates will be registered in the name or names of the person or persons DTC specifies in a written instruction to the registrar of the certificates. DTC may base its instruction upon directions it receives from its participants. Thereafter, the holders of the definitive certificates will be recognized as the “holders” of the exchange notes under the indenture.

The indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive certificate, so long as the applicant furnishes us and the trustee with such evidence of ownership and such security and indemnity that we and the trustee require at that time.

In the event definitive certificates are issued, the holders of the definitive certificates will be able to receive payments of principal, interest and other amounts, if any, on the exchange notes at the office of our paying agent. Our paying agent is currently the corporate trust office of the trustee, currently located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware, 19890. At our option, however, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the security register for the notes or by wire transfer of funds to that person at an account maintained within the United States.

We will have the right to require a holder of exchange notes, in connection with any payment on the exchange notes, to certify information to us or, in the absence of such certification, we will be entitled to rely on any legal presumption to enable us to determine our obligation, if any, to deduct or withhold taxes, assessments or governmental charges from such payment. We may at any time designate additional paying agents, remove any paying agents, or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for any series. All monies we pay to a paying agent for the payment of principal, interest or other amounts on an exchange note which remains unclaimed at the end of two years after the principal, interest or other amount has become due and payable will be repaid to us. After this time, the holder of the exchange note will be able to look only to us for payment.

In the event definitive certificates are issued, the holders of the definitive certificates will be able to transfer their exchange notes, in whole or in part, by surrendering the definitive certificates of the exchange notes for registration of transfer at the office of the trustee, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to us and the securities registrar. Upon surrender, we will execute, and the trustee will authenticate and deliver new definitive certificates of the exchange notes to the designated transferee in the amount being transferred, and new definitive certificates of the exchange notes for any amount not being transferred will be issued to the transferor. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of an amount sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Regarding the Trustee

The occurrence of any default under the indenture could create a conflicting interest for the trustee under the Trust Indenture Act. If that default has not been cured or waived within 90 days after the trustee has or acquired a conflicting interest, the Trust Indenture Act generally would require the trustee to eliminate that conflicting interest or resign as trustee with respect to the notes issued under the indenture. If the trustee resigns, we are required to promptly appoint a successor trustee with respect to the notes.

The Trust Indenture Act also imposes certain limitations on the rights of the trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect to any cash claim or otherwise. The trustee will be permitted to engage in other transactions with us, provided that, if it acquires a conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it must generally either eliminate that conflict or resign.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material United States federal income tax consequences resulting from the exchange of the original notes for exchange notes pursuant to the exchange offer and the ownership and disposition of the exchange notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described below, possibly with retroactive effect. This summary discusses only notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not deal, except as stated below, with holders that may be subject to special tax rules (including, but not limited to, insurance companies, tax exempt organizations, financial institutions, retirement plans, regulated investment companies, dealers in securities or currencies, traders in securities who elect to apply the mark-to-market method of accounting, partnerships and other entities treated as pass-through for federal income tax purposes, expatriates, foreign persons, holders whose functional currency is not the United States dollar, and holders of the notes held as part of a “straddle,” “hedge,” “constructive sale” or “conversion transaction” for federal income tax purposes, or as part of an integrated investment). This summary is for general information only and does not address all aspects of United States federal income taxation that may be relevant to holders of notes in light of their particular circumstances, and it does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Holders of notes should consult their tax advisors as to the application of United States federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Exchange Offer

The issuance of the exchange notes to holders of the original notes pursuant to the terms set forth in this prospectus will not constitute an exchange for United States federal income tax purposes. Accordingly, a holder of original notes will not recognize any taxable gain or loss on the exchange of the original notes for exchange notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale, exchange, redemption, retirement, or other disposition of the exchange notes, the holder will have the same adjusted tax basis and holding period in the exchange notes as such holder had in the original notes immediately before the exchange. In general, the issue price and other tax characteristics of the exchange notes should be identical to the issue price and other tax characteristics of the original notes exchanged.

Interest

Interest on an exchange note generally will be taxable to a holder as ordinary income as it accrues or is received in accordance with the holder’s method of accounting for United States federal income tax purposes.

Gain on Disposition

Upon the sale, exchange, redemption, retirement, or other disposition of an exchange note, a holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other disposition (not including amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such holder’s adjusted tax basis in the exchange note. A holder’s adjusted tax basis in an exchange note will, in general, be the holder’s cost of the original note exchanged therefor pursuant to the exchange offer, less any principal payments received by such holder. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange, retirement or other disposition, the exchange note has been held (including the holding period of the outstanding note exchanged therefor pursuant to the exchange offer) for more than one year. Long-term capital gain recognized by an individual investor will generally be subject to reduced rates of taxation. Certain limitations may apply to the holder’s use of capital losses.

Non-U.S. Holders

A “Non-U.S. Holder” is a noteholder other than:

•	a citizen or resident of the United States;

•	a corporation or partnership (or other entity treated as a corporation or partnership for federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless in the case of a partnership, Treasury regulations provide otherwise);

•	an estate if its income is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

Payments to a Non-U.S. Holder that are not effectively connected with the conduct of a U.S. trade or business will generally not be subject to United States federal withholding tax, provided the Non-U.S. Holder:

•	does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	in not a controlled foreign corporation that is related to us through stock ownership; and

•	is not a bank receiving interest described in section 881(c)(3)(A) of the Code.

To qualify for this exemption from withholding, the last United States payor in the chain of payment prior to payment to a Non-U.S. Holder (the “withholding agent”) must have received a statement that provides the name and address of the Non-U.S. Holder.

The statement may be made on an Internal Revenue Service Form W-8BEN or a substantially similar form, which is generally valid for the year of signature plus three additional years. Notwithstanding the above, a holder must inform the withholding agent of any change in the information on the statement within 30 days of any change. If the exchange notes are held through a securities clearing organization or certain other financial institutions that are not qualified intermediaries, the organization or institution may provide a signed statement to the withholding agent along with a copy of Internal Revenue Service Form W-8BEN or the substitute form provided by the Non-U.S. Holder. A holder who is not an individual or a corporation (or an entity treated as a corporation for federal income tax purposes) holding the exchange notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of exchange notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries) rather than the partnership (or trust) will be required to provide the certification discussed above, and the partnership (or trust) will be required to provide certain additional information.

A Non-U.S. Holder will generally not be subject to United States federal withholding or income tax on any gain realized upon the sale or other disposition of the exchange notes. If, however, a Non-U.S. Holder holds the exchange notes in connection with a trade or business conducted in the United States or is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, it may be subject to income tax on all income and gains recognized.

Information Reporting and Backup Withholding

For each calendar year in which the exchange notes are outstanding, we, our agents or paying agents or a broker may be required to provide the IRS with certain information, including the holder’s name, address and taxpayer identification number, the aggregate amount of principal and interest (and premium, if any) paid to that holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain holders including corporations, tax-exempt organizations, Non-U.S. Holders, qualified pension and profit sharing trusts and individual retirement accounts.

In the event that a holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, we, our agents or paying agents or a broker may be required to “backup” withhold at a rate currently equal to 28% on each payment of interest and principal (and premium, if any) and sales proceeds on the exchange notes.

Backup withholding is not an additional tax; any amounts so withheld may be credited against the United States federal income tax liability of the holder or refunded if the amounts withheld exceed such liability, provided that the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES AND TAX SITUATION. EACH HOLDER SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS OR SUBSEQUENT VERSIONS THEREOF.

MATERIAL ERISA CONSIDERATIONS

General

The following is a summary of certain considerations associated with the exchange of the original notes for exchange notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”); plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”); and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an exchange of original notes which are held as the assets of any Plan for exchange notes, a fiduciary should determine whether the disposition of the original notes and the investment in the exchange notes is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Any insurance company proposing to exchange original notes for exchange notes, which will involve assets of its general account, should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person that engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Whether or not any of our underlying assets were deemed to be “plan assets,” as described below, the disposition of the original notes and the acquisition and/or holding of the exchange notes by an ERISA Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the original notes are disposed and the exchange notes are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the disposition of the original notes and to the acquisition and holding of the exchange notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemption will be satisfied.

Plan Asset Issues

ERISA and the Code do not define “plan assets.” However, regulations (the “Plan Asset Regulations”) promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not significant or that the entity is an “operating company,” in each case as defined in the Plan Asset Regulations. The Plan Asset Regulations define an “equity interest” as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Although no assurances can be given, we believe that neither the original notes nor the exchange notes will be considered “equity interests” and, also that Greater Bay will qualify as an “operating company,” each within the meaning of the Plan Assets Regulations, therefore, that our underlying assets will not be plan assets for purposes of ERISA and the Code.

Plan Asset Consequences

If our assets were deemed to be “plan assets” under ERISA, however, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might engage would constitute “prohibited transactions” under ERISA and/or the Code.

Representation

Accordingly, by surrender of the original notes and acceptance of the exchange notes, each purchaser of the exchange notes will be deemed to have represented and warranted either that (i) for the entire period during which such purchaser holds its interest in the original notes and the exchange notes, no portion of such purchaser’s assets constitutes plan assets of any ERISA Plan or (ii) the disposition of the original notes and the acquisition and holding of the exchange notes by such purchaser will fall within a class exemption from the prohibited transaction rules under Section 406 of ERISA and/or Section 4975 of the Code, and each subsequent transferee of the exchange notes will be deemed to have represented and warranted either that (i) for the entire period during which such transferee holds its interest in the exchange notes, no portion of such transferee’s assets constitutes plan assets of any ERISA Plan or (ii) the acquisition and holding of the exchange notes by such transferee will fall within a class exemption from the prohibited transaction rules under Section 406 of ERISA and/or Section 4975 of the Code.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering exchanging original notes for exchange notes on behalf of, or with the assets of, any employee benefit plan, consult with their counsel to determine whether such employee benefit plan is subject to Title I of ERISA, Section 4975 of the Code or any Similar Laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of exchange notes received in exchange for original notes that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the exchange notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents.

Notwithstanding the foregoing, we are entitled under the registration rights agreement to suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:

•	the SEC or any state securities authority requests an amendment or supplement to this prospectus or the related registration statement or additional information;

•	the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

•	we receive notification of the suspension of the qualification of the exchange notes for sale in any jurisdiction or the initiation or threatening of any proceeding for that purpose;

•	the suspension is required by law; or

•	an event occurs which makes any statement in this prospectus untrue in any material respect or which constitutes an omission to state a material fact in this prospectus.

If we suspend the use of this prospectus, the 90-day period referred to above will be extended by a number of days equal to the period of the suspension.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those exchange notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL OPINION

The validity of the exchange notes will be passed upon for us by Linda M. Iannone, Esq., Senior Vice President, General Counsel and Secretary of Greater Bay. Ms. Iannone holds shares of common stock and options to acquire shares of Greater Bay common stock.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Greater Bay Bancorp for the year ended December 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements and other information with the SEC. You may read and copy any document which we file at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public over the Internet at a website maintained by the SEC at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the exchange notes offered hereby. This prospectus is a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement or in the exhibits to the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to us and the notes offered hereby, reference is made to the registration statement and the exhibits and the financial statements, notes and schedules filed as part thereof or incorporated by reference therein, which may be inspected as described above. Statements made in this prospectus concerning the contents of any documents referred to in this prospectus are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of the document filed as an exhibit to the registration statement of which this prospectus is a part.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information in documents that we file with it. We have elected to use a similar procedure in connection with this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and, from the date of this prospectus, any future filings made by us with the SEC which we may make under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information in listed documents and future filings that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	The portions of the Proxy Statement for the annual meeting of shareholders held on May 20, 2003 that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; and

•	Current Reports on Form 8-K filed on March 26, 2003, April 23, 2003, June 11, 2003 and June 30, 2003 (except for the information on the Forms 8-K filed pursuant to Item 9 relating to Regulation FD disclosure or Item 12 relating to disclosure of results of operations and financial condition).

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these incorporated filings, without charge, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in the document that this prospectus incorporates. You may request copies by writing or telephoning Greater Bay Bancorp, 400 Emerson Street, 3rd Floor, Palo Alto, California 94303, Attention: Corporate Secretary, telephone (650) 813-8200. You may also obtain copies of some of these documents at our web site at http://www.gbbk.com. Information included or referenced to on our web site is not part of this prospectus.

Offer to Exchange

$150,000,000

5.25% Senior Notes, Series B, due March 31, 2008

Which Have Been Registered Under the Securities Act of 1933

for

Any and All of its Outstanding

5.25% Senior Notes, Series A, due March 31, 2008

PROSPECTUS

July 15, 2003